Product Cooperation Agreement

Party A: Shenzhen New Cleopatra Beauty and Salon Co., Ltd.

Party B: Shenzhen Cleopatra Beauty and Salon Center

Whereas Party A has rich customer resources and strength of sufficient funds, and Party B has rich hair and beauty product and sales experience, the two parties, based on the principles of equality and voluntariness and after full and friendly consultation, have reached the agreement on the joint development of the retail and wholesale markets for hair and beauty products.  The content of the agreement is as follows:

1.

Party A and Party B agree that the cooperation starts on January 1, 2010 and ends on June 30, 2011, for a term of 1 year and six months for the time being.

2.

Party A will participate in the cooperation by using its rich customer resources and funds, and Party B will participate in the cooperation by using its original sales channels and the hair and beauty salons that it operates and owns.  From the start date of the cooperation, Party A must be responsible for the funds it is required of based on the need of the cooperation project.  Since the cooperation project stipulated herein is mainly having Party B be responsible for operation and management, the actual amount of the fund required will be paid by Party A in installments based on notice of the operation need issued by Party B, and Party B must ensure that the fund injected by Party A be used for the purpose stipulated between the two parties and make full use of its advantage in product operation in order to achieve operation result for both parties.  All the product items operated and sold by Party B shall be the cooperation product items from the start date of this cooperation.

3.

Party A will bear limited responsibility for the fund it injects.  If the cooperation is profitable, Party A and Party B agree that, for the convenience of calculation of profit and profit sharing, Party B's records of sales income shall be used as the basis of profit sharing, and Party A agree that Party A will have 20% of the sales income from the business operated by Party B as its profit share of the cooperation, with the balance as Party B's profit share of the cooperation; the profit share of the cooperation will be settled in two times, on December 31, 2010 and on the date of expiration of this agreement, namely, June 30, 2011, respectively.  If there is no profit from the cooperation project during the term of the cooperation, neither party will participate in profit sharing.

4.

Party B must conscientiously and truthfully record sales income and Party A shall have the right to inspect Party B's sales income account books at any time; if Party A has any dispute, it may engage a professional account to audit the operation project during the term of the cooperation to determine the basis of profit sharing.

5.

Party B guarantees that it will pay Party A's share of the profit from the cooperation and pay off the principal prior to the expiration of this agreement.

6.

During the term of the cooperation agreement, the two parties may enter into supplemental agreement through friendly consultation regarding other matters not covered herein; and such supplemental agreement shall have the same legal effect.

7.

Any dispute arising from the performance of this agreement must be settled through consultation; if such consultation fails, both parties shall have the right to submit the dispute to the court for resolution at the place where this agreement is executed.  The place of execution of this agreement is Luohu District, Shenzhen.

8.

This agreement has one format and two copies, with one to each party, and both have the same legal effect.  This agreement shall become effective after it is signed and imprinted with seals by both parties.

Party A: /seal/ Shenzhen New Cleopatra Beauty and Salon., Ltd.

Authorized Representative:

Party B: /seal/ Shenzhen Cleopatra Beauty and Salon Center

Authorized Representative:

January 1, 2010